EXHIBIT 12

                           FINOVA CAPITAL CORPORATION
            COMPUTATION OF RATIO OF INCOME TO COMBINED FIXED CHARGES
                             (Dollars in Thousands)


                                                           Three Months Ended
                                                               March 31,
                                                         -----------------------
                                                           1998           1997
                                                         --------       --------
Income before income taxes                               $ 65,578       $ 52,811
Add fixed charges:
 Interest expense                                         110,572         97,172
 One-third rentals                                            926            694
                                                         --------       --------
   Total combined fixed charges                           111,498         97,866
                                                         --------       --------
Income as adjusted                                       $177,076       $150,677
                                                         --------       --------
Ratio of income to fixed charges                             1.59           1.54
                                                         ========       ========
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